UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14-A

(Rule 14a-101)

INFORMATION REQUIRED

IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ROVI CORPORATION

(Name of Registrant as Specified In Its Charter)

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In connection with Rovi Corporation’s Annual Meeting of Stockholders to be held on May 24, 2011, Rovi Corporation is communicating the below information to its stockholders commencing May 11, 2011.

Purpose of the Outreach

At our 2011 Annual Meeting of Stockholders to be held on May 24, 2011, our stockholders will cast a vote regarding an amendment to Rovi’s 2008 Equity Incentive Plan as disclosed in our proxy statement filed with the Securities and Exchange Commission on April 1, 2011. In connection with this vote, we are providing the following information to assist our stockholders in understanding the vote and to facilitate prompt voting. In addition to the information contained in the proxy statement, we urge you to consider the information below and vote “FOR” Proposal 2:

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Background on the conversion of the CEO’s outstanding options into RSUs: For our 2011 annual equity award to our chief executive officer (the “CEO”), our board of directors wanted to grant a mix of stock options and restricted stock. However, we did not have the ability to grant restricted stock to our CEO under any of our equity plans, including our 2000 Equity Incentive Plan (the “2000 Plan”) and our 2008 Equity Incentive Plan (the “2008 Plan”).

Why did we lack the ability to make a restricted stock grant to our CEO?

Under the 2000 Plan, there is a limitation on such awards (and on awards of restricted stock units and performance shares, otherwise known as “full value awards”), and no restricted shares were available for grant under the 2000 Plan as of December 31, 2010. As of December 31, 2010 the 2000 Plan had an available share reserve of 2,945,760 shares, none of which could be used for stock awards other than stock options or stock appreciation rights.

Additionally, our CEO is not currently eligible to participate in our 2008 Plan. Therefore we want to amend the 2008 Plan to permit the CEO to participate.

We have no ability to grant restricted stock to our CEO under any other equity plans.

How did our Board effect a grant of both stock options and restricted stock?

On February 24, 2011 our board of directors approved granting our CEO (effective March 1, 2011) options to purchase 450,000 shares of the Company’s common stock (the “CEO Option Grant”). At the time of the CEO Option Grant, the terms of such grant provided that if the Plan Amendment is approved by the Company’s stockholders, then options to purchase 225,000 shares of the Company’s common stock subject to the CEO Option Grant would be automatically cancelled and our CEO would be granted 75,000 shares of restricted stock (“CEO Restricted Stock Grant”). Based on the current provisions of the 2008 Plan (excluding our CEO from eligibility), and the absence of shares available for grant as restricted stock under the 2000 Plan or other equity plans, the CEO Restricted Stock Grant had to be conditioned on stockholder approval of the proposed Plan Amendment.

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This was not a repricing. The CEO Restricted Stock Grant was made at the time of the CEO Option Grant contingent upon the Company’s stockholders approving the Plan Amendment. No action related to this grant was taken by the Board subsequent to the grant being made. If the Plan Amendment is not approved by the Company’s stockholders, then no change occurs to the CEO’s Option Grant. However, if the Plan Amendment is approved by the Company’s stockholders, then (a) our CEO may participate in the Company’s 2008 Plan, (b) options to purchase 225,000 shares of our common stock subject to the CEO Option Grant shall be automatically cancelled at the time of the CEO Restricted Stock Grant; and (c) our CEO shall receive the CEO Restricted Stock Grant of 75,000 shares of common stock under our 2008 Plan.

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Available Equity Plan Share Reserves: As of December 31, 2010, there were 2,945,760 shares available for issuance under our 2000 Plan, none of which were available for awards other than stock options and stock appreciation rights (so, as noted above, no “full value” awards were available). As of December 31, 2010, there were 8,318,211 shares available under our 2008 Plan.